Exhibit 99.1

Xencor Announces Change to Board of Directors

MONROVIA, Calif., January 11, 2016 — Xencor, Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases, and cancer, announced that John Stafford, III has notified the company of his decision to resign effective January 5, 2016 from the Board of Directors after 18 years of service to the company.

“John was the original lead investor in Xencor and continues his unwavering support of the company to this day,” said Bassil Dahiyat, Ph.D., president and chief executive officer of Xencor. “His leadership has been instrumental to our success and growth, and I thank him both personally and on behalf of the entire company for his contributions.”

“Xencor has established itself as a leading antibody drug development company, and it has been exciting to be a part of this growth over the years as the company took its powerful technology platform and developed a deep pipeline of better antibody drug candidates,” said Mr. Stafford. “I will continue to be tremendously supportive of Xencor and intend to follow its milestones closely.  Also, I am pleased that the Board has added several industry veterans in the two years since Xencor’s IPO and believe the company is well positioned for continued success.”

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of asthma and allergic diseases, autoimmune diseases and cancer. Currently, nine candidates that have been engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internally-discovered programs include: XmAb5871, which completed a Phase 1b/2a clinical trial for the treatment of rheumatoid arthritis and is in preparation for a clinical trial in IgG4-related disease in 2016; XmAb7195 in Phase 1a development for the treatment of asthma; and XmAb5574/MOR208 which has been licensed to Morphosys AG and is in Phase 2 clinical trials for the treatment of acute lymphoblastic leukemia and non-Hodgkin lymphoma. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Amgen, Merck, Janssen R&D LLC, Alexion, Novo Nordisk and Boehringer Ingelheim. For more information, please visit www.xencor.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including any expectations relating to our business, research and development programs, partnering efforts or our capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of  events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. Readers are cautioned not to place undue reliance on such statements and Xencor disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Investor Contact:
John Kuch, Vice President Finance, Xencor

Tel: 626-737-8013

jkuch@xencor.com

Corporate Communications Contact:

Jason I. Spark, Canale Communications, Xencor
Tel: 619-849-6005
jason@canalecomm.com